David E. Coffey C.P.A.

6767 West Tropicana Suite 216

Las Vegas, NV 89103

Capstone International Corporation

Surrey, B.C. Canada

   This letter will acknowledge my agreement to include or refer to the financial statements which I have audited for the year ended December 31, 2002 and the cumulative period ended September 30, 2003 in the filing of the S-8 with the Securities and Exchange Commission.

Sincerely,

/s/ David E. Coffey

David E. Coffey C.P.A.

February 14, 2004